FOR IMMEDIATE RELEASE

CONTACT:           THOMAS C. ELLIOTT
CHIEF FINANCIAL OFFICER
RESOURCE CAPITAL CORP.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005, 215/546-4785 (fax)

RESOURCE CAPITAL CORP.
REPORTS RESULTS FOR FIRST QUARTER 2006

New York, N.Y., May 8, 2006 - Resource Capital Corp. (NYSE: RSO) (the "Company" or “RCC”), a real estate investment trust focused on investing in commercial and residential real estate-related assets and, to a lesser extent, higher-yielding commerical finance assets, reported net income of $5.2 million or $0.31 per common share-diluted for the first quarter ended March 31, 2006 as compared to a net loss of $48,000 or $0.00 per common share-diluted for the period from March 8, 2005 (date operations commenced) to March 31, 2005. Included in net income for the quarter ended March 31, 2006 is a $1.3 million capital loss on the sale of approximately $125.4 million of agency residential mortgage-backed securities (“RMBS”). For the quarter ended March 31, 2006, REIT taxable income was $7.2 million or $0.43 per common share-diluted. The Company distributed a dividend of $0.33 per share to all shareholders of record as of March 27, 2006.

Highlights for the first quarter and recent developments include:

•
The Company completed the intial public offering of 4.0 million shares of its common stock (including 1.9 million shares offered by selling stockholders) on February 10, 2006, generating net proceeds of approximately $27.6 million, after deducting underwriters’ discounts and commissions and offering expenses.

•
The Company paid a quarterly distribution of $0.33 per common share for the first quarter of 2006. This distribution was paid on April 10, 2006 to stockholders of record on March 27, 2006, including those shares purchased in our public offering.

•	The Company’s net interest income increased to $8.2 million for the quarter ended March 31, 2006 as compared to $484,000 for the period ended March 31, 2005.

•
The Company’s commercial finance subsidiary entered into a $100.0 million secured term credit facility with Bayerische Hypo-und Vereinsbank AG to finance the Company’s investments in equipment leases and notes. The Company acquired through its direct and indirect channels over $42.0 million of small ticket equipment leases and notes.

•
The Company decreased its agency RMBS portfolio from $1.0 billion at December 31, 2005 to $835.3 million at March 31, 2006. Included in this decrease was the sale of approximately $125.4 million of 3/1 hybrid adjustable rate RMBS which resulted in a loss of $1.3 million. It is the Company’s goal to lower its exposure to interest rate sensitive assets. The Company has not been reinvesting prepayment proceeds into agency RMBS and therefore believes that this portfolio will decrease substantially in size over the next 18 months. As of May 5, 2006, the portfolio of agency RMBS had an approximate fair value of $818.0 million.

•
On April 3, 2006, the Company priced Apidos CDO III Ltd., a $285.5 million collateralized debt obligation (“CDO”) that will provide financing for a portfolio of syndicated bank loans. As of March 31, 2006, RCC owned $471.7 million of syndicated bank loans, at cost, with a weighted average spread of LIBOR plus 2.27 % and a fair value of approximately $474.6 million. Including Apidos CDO III, the Company has match-funded this loan portfolio through two CDOs with a weighted average funding cost of LIBOR plus 0.46%. Once Apidos CDO III is fully ramped, RCC will own approximately $625.0 million of commercial syndicated loans.

•
The Company’s investment in commercial real estate loans increased to $242.8 million as of May 5, 2006 from $171.4 at December 31, 2005, including the repayment of a $16.5 million B note secured by a property in Parsippany, NJ. In total, RCC originated approximately $89.0 million of additional commercial real estate loans since December 31, 2005. In addition, through its manager, RCC has added two employees to its commercial real estate operations focusing on origination, underwriting and management of commercial real estate loans, including Thomas Powers who joins RCC from Merrill Lynch, where he was a senior member of the real estate credit risk management group. The Company expects that its manager will continue to build its direct and indirect commercial mortgage capabilities.

Balance Sheet Summary

At March 31, 2006, RCC’s investment portfolio totaled $2.0 billion and included the following: $239 million of commercial real estate-related investments, $835 million of agency RMBS, $345 million of non-agency RMBS, $472 million of syndicated bank loans, $62 million of direct financing leases and $21 million of other asset-backed securities. At March 31, 2006, RCC’s investment portfolio was financed with $1.8 billion of total indebtedness and included the following: $698 million of senior notes issued by CDOs secured primarily by mortgage-backed securities, other asset-backed securities and syndicated bank loans; $148 million of repurchase agreements secured by subordinated commercial real estate loans; $769 million of repurchase agreeements secured by agency RMBS; $133 million of warehouse lines secured by syndicated bank loans and $56 million outstanding under a term facility secured by equipment leases and notes.

Dividend Summary

As previously announced, the Board of Directors declared a dividend of $0.33 per share, $5.9 million in the aggregate, for the quarter ended March 31, 2006, which was paid on April 10, 2006 to shareholders of record on March 27, 2006. Estimated REIT taxable income, a non-GAAP financial measurement, totaled approximately $7.2 million for the quarter ended March 31, 2006. REIT taxable income per share based on total shares outstanding at the end of the quarter was $.40 per common share. To maintain our qualification as a REIT under the Internal Revenue Code, the Company intends to make regular quarterly distributions to our stockholders of at least 90% of the Company’s annual REIT taxable income.

Book Value

The Company’s book value per common share at March 31, 2006 was $12.79 as compared to $12.46 at December 31, 2005, a 3% increase. Total stockholders’ equity was $227.9 million at March 31, 2006 and $195.3 million at December 31, 2005. Total common shares outstanding were 17,813,096 and 15,682,334 at March 31, 2006 and December 31, 2005, respectively.

Investment Portfolio

The table below summarizes the amortized cost and estimated fair value of our investment portfolio as of March 31, 2006, classified by interest rate type. The table below includes both (i) the amortized cost of our investment portfolio and the related dollar price, which is computed by dividing amortized cost by par amount, and (ii) the estimated fair value of our investment portfolio and the related dollar price, which is computed by dividing the estimated fair value by par amount (in thousands, except percentages):

	Amortized cost	Dollar price	Estimated fair value	Dollar price	Estimated fair value less amortized cost	Dollar price
Floating rate
Non-agency RMBS	$339,038	99.12%	$338,917	99.08%	$(121)	-0.04%
CMBS	444	100.00%	445	100.23%	1	0.23%
Other ABS	18,244	99.87%	18,231	99.80%	(13)	-0.07%
A notes	20,000	100.00%	20,000	100.00%	−	0.00%
B notes	136,262	99.90%	136,262	99.90%	−	0.00%
Mezzanine loans	50,913	99.88%	50,913	99.88%	−	0.00%
Syndicated bank loans	471,472	100.20%	474,331	100.81%	2,859	0.61%
Total floating rate	$1,036,373	99.78%	$1,039,099	100.04%	$2,726	0.26%

Hybrid rate
Agency RMBS	$853,536	100.08%	$835,276	97.94%	$(18,260)	-2.14%
Total hybrid rate	$853,536	100.08%	$835,276	97.94%	$(18,260)	-2.14%

Fixed rate
Non-agency RMBS	$6,000	100.00%	$5,792	96.53%	$(208)	-3.47%
CMBS	27,520	98.66%	26,570	95.26%	(950)	-3.40%
Other ABS	3,314	99.97%	3,127	94.33%	(187)	-5.64%
Mezzanine loans	5,012	100.24%	5,012	100.24%	−	0.00%
Syndicated bank loans	249	99.60%	249	99.60%	−	0.00%
Equipment leases and notes	61,539	100.00%	61,539	100.00%	−	0.00%
Total fixed rate	$103,634	99.65%	$102,289	98.36%	$(1,345)	-1.29%
Grand total	$1,993,543	99.90%	$1,976,664	99.06%	$(16,879)	-0.84%

About Resource Capital Corp

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and intends to elect and qualify to be taxed as a real estate investment trust for federal income tax purposes. RCC’s investment stategy focuses on real estate-related assets, and, to a lesser extent, higher-yielding commercial finance assets with a concentration on the following asset classes: commercial real estate-related assets such as B-notes, mezzanine debt and commercial mortage-backed securities and commerical finance assets such as other asset-backed securities, syndicated bank loans, equipment leases and notes, trust preferred securities and private equity investments principally issued by financial institutions. RCC is externally managed by Resource Capital Manager, Inc., an indirect wholly owned subsidiary of Resource America, Inc. (Nasdaq: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate, and equipment finance sectors. As of March 31, 2006, Resource America managed approximately $9.5 billion of assets in these sectors.

For more information, please visit our website at www.resourcecapitalcorp.com or contact investors relations at pschreiber@resourceamerica.com

Safe Harbor Statement

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied in this release. For information pertaining to risks related to these forward-looking statements, see Item 1A, under the caption “Risk Factors” contained in Item 1 of the Company’s Annual Report on Form 10-K.

The remainder of this release contains the Company’s consolidated balance sheets, consolidated statements of operations and a reconciliation of the Company’s estimated REIT taxable income.

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,671	$17,729
Restricted cash	20,040	23,592
Due from broker	−	525
Available-for-sale securities, pledged as collateral, at fair value	1,185,485	1,362,392
Available-for-sale securities, at fair value	42,873	28,285
Loans, net of allowances of $0 and $0	683,908	570,230
Direct financing leases and notes, net of unearned income	61,539	23,317
Derivatives, at fair value	4,985	3,006
Interest receivable	10,639	9,337
Accounts receivable	148	183
Principal paydowns receivables	3,382	5,805
Other assets	2,216	1,146
Total assets	$2,038,886	$2,045,547
LIABILITIES
Repurchase agreements, including accrued interest of $1,485 and $2,104	$917,293	$1,068,277
Collateralized debt obligations (“CDOs”)	687,686	687,407
Warehouse agreements	132,793	62,961
Secured term facility	55,767	−
Unsecured revolving credit facility	−	15,000
Distribution payable	5,878	5,646
Accrued interest expense	9,004	9,514
Management and incentive fee payable − related party	726	896
Security deposits	1,011	−
Accounts payable and accrued liabilities	851	513
Total liabilities	1,811,009	1,850,214
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001: 500,000,000 shares authorized; 17,813,096 and 15,682,334 shares issued and outstanding (including 234,224 and 349,000 restricted shares)	18	16
Additional paid-in capital	247,683	220,161
Deferred equity compensation	(1,936)	(2,684)
Accumulated other comprehensive loss	(14,582)	(19,581)
Distributions in excess of earnings	(3,306)	(2,579)
Total stockholders’ equity	$227,877	$195,333
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,038,886	$2,045,547

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31, 2006	Period from March 8, 2005 (Date Operations Commenced) to March 31, 2005
	(Unaudited)
REVENUES
Net interest income:
Interest income from securities available-for-sale	$16,372	$404
Interest income from loans	11,019	−
Interest income − other	2,042	290
Total interest income	29,433	694
Interest expense	21,202	210
Net interest income	8,231	484

OTHER REVENUE
Net realized loss on investments	(699)	−

EXPENSES
Management fee expense − related party	993	208
Equity compensation expense − related party	582	209
Professional services	261	22
Insurance expense	120	30
General and administrative	426	63
Total expenses	2,382	532
NET INCOME (LOSS)	$5,150	$(48)

NET INCOME (LOSS) PER SHARE - BASIC	$0.31	$(0.00)

NET INCOME (LOSS) PER SHARE - DILUTED	$0.31	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING − BASIC	16,617,808	15,333,334

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING − DILUTED	16,752,520	15,333,334

DIVIDENDS DECLARED PER SHARE	$0.33	$0.00

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ESTIMATED REIT TAXABLE INCOME
(UNAUDITED)

	Three Months Ended March 31, 2006	Period from March 8, 2005 (Date Operations Commenced) to March 31, 2005
Net income (loss)	$5,150	$(48)
Additions:
Share-based compensation to related parties	582	209
Incentive management fee expense to related parties paid in shares	31	−
Capital losses from the sale of available-for-sale securities	1,412	−
Estimated REIT taxable income	$7,175	$161

REIT taxable income is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Total taxable income is the aggregate amount of taxable income generated by us and by our domestic and foreign taxable REIT subsidiaries. REIT taxable income excludes the undistributed taxable income of our domestic taxable REIT subsidiary, if any such income exists, which is not included in REIT taxable income until distributed to us. There is no requirement that our domestic taxable REIT subsidiary distribute its earning to us. REIT taxable income, however, includes the taxable income of our foreign taxable REIT subsidiaries because we will generally be required to recognize and report their taxable income on a current basis. We believe that a presentation of REIT taxable income provides useful information to investors regarding our financial condition and results of operations as this measurement is used to determine the amount of dividends that we are required to declare to our stockholders in order to maintain our status as a REIT for federal income tax purposes. We use REIT taxable income for this purpose. Because not all companies use identical calculations, this presentation of REIT taxable income may not be comparable to other similarly-titled measures of other